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EXHIBIT  2




                                   BY  LAWS

                              MEGACHAIN.COM, LTD.


                              ARTICLE I - OFFICES


The principal office of the Corporation shall be located in the City, County and State so provided in the Certificate of Incorporation. The Corporation may also maintain offices at such other places within or without the State of Delaware as the Board of Directors may, from time to time, determine and the business may require.

                           ARTICLE II - SHAREHOLDERS

1.   Place of Meetings.

Meetings of shareholders shall be held at the principal office of the Corporation, or at such other places within or without the State of Delaware as the Board shall authorize.

2.   Annual Meetings.

The annual meeting of the shareholders of the Corporation shall be held at 2:00 PM on the last Tuesday of the third month in each year after the close of the fiscal year of the Corporation, if such date is not a legal holiday and if a legal holiday, then on the next business day following at the same hour, at which time the shareholders shall elect a Board of Directors, and transact such other business as may properly come before the meeting.

3.   Special Meetings.

Special meetings of the shareholders may be called at any time by the Board or by the President, and shall be called by the President or the Secretary at the written request of the holders of ten (10) per cent of the outstanding shares entitled to vote thereat, or as otherwise required by law.

4.   Notice of Meetings.

Written notice of each meeting of shareholders, whether annual or special, stating the time when and place where it is to be held, shall be served either personally or by mail. Such notice shall be served not less than ten (10) nor more than sixty (60) days before the meeting, upon each shareholder of record entitled to vote at such meeting, and to any other shareholder to whom the giving of notice may be required by law. Notice of a special meeting shall also state the purpose or purposes for which the meeting is called, and shall indicate that it is being issued by the person calling the meeting. If at any meeting, action is proposed to be taken that would, if taken, entitle shareholders to receive payment for their shares, the notice of such meeting shall include a statement of that purpose and to that effect. If mailed, such B. notice shall be directed to each such shareholder at his address, as it appears on the records of the shareholders of the Corporation, unless he shall have previously filed with the Secretary of the Corporation a written request that notices intended for him be mailed to some other address, in which event, it shall be mailed to the address designated in such request.

5.   Waiver.

Notice of any meeting need not be given to any shareholder who submits a signed waiver of notice either before or after a meeting. The attendance of any shareholder at a meeting, in person or by proxy, shall constitute a waiver of notice by such shareholder.


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6.   Fixing Record Date.

For the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the Board shall fix, in advance, a date as the record date for any such determination of shareholders. Such date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If no record date is fixed, it shall be determined in accordance with the provisions of law.

7.   QUORUM

(a) Except as otherwise provided by the Certificate of Incorporation, at all meetings of shareholders of the Corporation, the presence at the commencement of such meetings, in person or by proxy, of shareholders holding a majority of the total number of shares of the Corporation then issued and outstanding on the records of the Corporation and entitled to vote, shall be necessary and sufficient to constitute a quorum for the transaction of any business. If a specified item of business is required to be voted on by a class or classes, the holder of a majority of the shares of such class or classes shall constitute a quorum for the transaction of such specified item of business. The withdrawal of any shareholder after the commencement of a meeting shall have no effect on the existence of a quorum, after a quorum has been established at such meeting.

(b) Despite the absence of a quorum at any annual or special meeting of shareholders, the shareholders, by a majority of the votes cast by the holders of shares entitled to vote thereon, may adjourn the meeting.

8.   Voting.

(a) Except as otherwise provided by statute or by the Certificate of Incorporation,

     (1) directors shall be elected by a plurality of the votes cast; and

     (2) all other corporate action to be taken by vote of the shareholders, shall be authorized by a majority of votes cast;

at a meeting of shareholders by the holders of shares entitled to vote thereon.

(b) Except as otherwise provided by statute or by the Certificate of Incorporation, at each meeting of shareholders, each holder of record of shares of the Corporation entitled to vote, shall be entitled to one vote for each share of stock registered in his name on the books of the Corporation.

(c) Each shareholder entitled to vote or to express consent or dissent without a meeting, may do so by proxy; provided, however, that the instrument authorizing such proxy to act shall have been executed in writing by the shareholder himself, or by his attorney-in-fact duly authorized in writing. No proxy shall be voted or acted upon after three(3) years, unless the proxy shall specify the length of time it is to continue in force. The proxy shall be delivered to the Secretary at the meeting and shall be filed with the records of the Corporation. Every proxy shall be revocable at the pleasure of the shareholder executing it, unless the proxy states that it is irrevocable, except as otherwise provided by law.


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